To the Board of Directors

Mister Goody, Inc

We hereby consent to the inclusion in this Registration Statement of Mister Goody, Inc (in development stage) on Form S-1A #4 of our report dated May 2, 2011, with respect to our audit of the financial statements of Mister Goody, Inc as of March 31, 2011 (which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing in the Prospectus which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus forming a part of the Registration Statement.

/s/ McConnell and Jones, LLP

Houston, Texas

September 15, 2011